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EXHIBIT 11.1

                       GLOBAL VILLAGE COMMUNICATION, INC.
                        COMPUTATION OF NET LOSS PER SHARE
                      (In thousands, except per share data)


                                                            Three Months Ended June 30,
                                                               1997             1996
                                                             --------         --------
Loss from continuing operations                              $ (1,975)        $ (4,806)

Loss from discontinued operations                                  --             (257)
                                                             --------         --------
Net loss                                                     $ (1,975)        $ (5,063)
                                                             ========         ========


Weighted average shares outstanding during the period          16,933           16,809

Loss per share from continuing operations                    $  (0.12)        $  (0.29)
Loss per share from discontinued operations                        --            (0.01)
                                                             --------         --------
Net loss per share                                           $  (0.12)        $  (0.30)
                                                             ========         ========










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